Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3
(Form Type)

Transphorm, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other(2)	3,866,667(1)	$4.83(2)	$18,676,001.61	0.0000927	$1,731.27
Total Offering Amounts					$18,676,001.61		$1,731.27
Total Fee Offsets							—
Net Fee Due							$1,731.27

(1)    Represents shares offered by the selling stockholders consisting of (a) 3,199,999 outstanding shares of the Registrant’s common stock and (b) 666,668 shares of the Registrant’s common stock issuable upon the exercise of outstanding warrants to purchase the Registrant’s common stock. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)    Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $4.83 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 27, 2022.